Exhibit 10.2

SEVERANCE PAY AGREEMENT

This Agreement is made as of the 19th day of May, 2008, between CyberOptics Corporation, a Minnesota corporation (the “Company”) and Kathleen P. Iverson (“Executive”).

WITNESSETH THAT:

WHEREAS, Executive was first hired by the Company pursuant to an offer letter (the “Offer Letter”) that committed the Company to pay Executive salary and reimburse her for COBRA insurance premiums for twelve months following involuntary termination of employment;

WHEREAS, the Company and the Executive also desire to specify the financial arrangements that the Company will provide to the Executive upon Executive’s separation from employment with the Company or with a subsidiary of the Company or one of its subsidiaries after a Change in Control; and

WHEREAS, this Agreement is adopted in the belief that it is in the best interests of the Company and its stockholders to provide stable conditions of employment for Executive, thereby minimizing personnel turnover and enhancing the Company’s and its subsidiaries’ ability to recruit highly qualified people.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

1.         Term of Agreement. This Agreement shall be for a two-year term commencing on the date hereof. This Agreement shall be automatically renewed for additional one-year terms thereafter unless either Executive or the Company provides written notice at least sixty (60) days prior to its scheduled termination of their intent not to renew the same; provided that this Agreement shall continue for at least two years after a Change in Control that occurs during the term of this Agreement.

2.         Termination of Employment.

(i)         If the Company terminates the Executive’s employment without Cause prior to a Change in Control, or after the period specific in Section 2(ii), the Executive shall be entitled to receive the payments set forth in Section 4(i) hereof.

(ii)        If a Change in Control (as defined in Section 3(i) hereof) occurs during the term of this Agreement and the Company shall terminate Executive’s employment without Cause or the Executive shall terminate her employment with the Company for Good Reason, the terminated Executive shall be entitled to receive the payments provided in Section 4(ii) hereof.

(iii)        The Company shall have the right to terminate Executive from employment at any time during the term of this Agreement for Cause, by written notice to the Executive, specifying the particulars of the conduct of Executive forming the basis for such termination, and Executive shall not be entitled to any payment pursuant to Section 4 for termination for Cause.

(iv)         During the term of this Agreement, Executive shall not be removed from employment with the Company except as provided in Section 2(i), (ii) or (iii) hereof or as a result of Executive’s Disability (as defined in Section 3(iv) hereof) or her death. Executive’s rights upon termination of employment prior to a Change in Control or after the expiration of the term of this Agreement shall be governed by the standard employment termination policy applicable to Executive in effect at the time of termination.

Any notice given by Executive pursuant to this Section 2 shall be effective five (5) business days after the date it is given by Executive.

3.          Definitions

(i)         A “Change in Control” shall mean:

(a)

a change in control of a nature that would be required to be reported in response to Item 6(e) of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;

(b)

the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(c)	the Continuing Directors cease to constitute a majority of the Company’s Board of Directors;

(d)

the shareholders of the Company approve (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (z) any plan of liquidation or dissolution of the Company; or

(e)	the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

“Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (x) was a member of the Board of Directors on the effective date of this Agreement or (y) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this subparagraph, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who beneficially owns (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(ii)	“Good Reason” shall mean the occurrence of any of the following events:

(a)

the assignment to Executive of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by Executive immediately prior to a Change in Control;

(b)

a reduction by the Company in Executive’s compensation (including a change in the form of the bonus compensation plan that makes less likely the achievement of a targeted bonus) as in effect immediately prior to a Change in Control;

(c)

the Company’s requiring Executive to be based anywhere other than within fifty (50) miles of Executive’s office location immediately prior to a Change in Control, except for requirements of temporary travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to a Change in Control; or

(d)	the failure by the Company to obtain, as specified in Section 5(i) hereof an assumption of the obligations of the Company to perform this Agreement by any successor to the Company.

For purposes of the foregoing, Executive shall not be considered to have been assigned employment of lesser responsibility if Executive manages, has control over, or serves in the same position with a subsidiary, division or operating unit of an acquiring entity that generates revenues of comparable amounts to the revenues generated by the Company, and has operations of a similar scope to the operations conducted by the Company, before such Change in Control. Notwithstanding the foregoing, none of the forgoing events shall be considered “Good Reason” if it occurs in connection with the Executive’s death or disability.

(iii)        “Cause” shall mean termination by the Company of Executive’s employment based upon (a) the willful and continued failure by Executive substantially to perform her duties and obligations (other than any such failure resulting from her incapacity due to physical or mental illness) or (b) the willful engaging by Executive in misconduct which is materially injurious to the Company or any of its subsidiaries, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that her action or omission was in the best interests of the Company and its subsidiaries.

(iv)         “Disability” shall mean any physical or mental condition which would qualify Executive for a disability benefit under the long-term disability plan of the Company or the Subsidiary.

4.              Benefits Upon Termination Under Section 2.

(i)             Upon termination of the employment of the Executive pursuant to Section 2(i) hereof, Executive shall be entitled to receive the benefits specified in this Section 4(i):

(a)

The Company shall pay to Executive (A) the full base salary earned by her and unpaid through the date that the termination of Executive’s employment becomes effective, at the rate in effect at the time written notice of termination (voluntary or involuntary) was given, (B) any amount earned by Executive as a bonus with respect to the fiscal year of the Company preceding the termination of her employment if such bonus has not theretofore been paid to Executive, and (C) an amount representing credit for any vacation earned or accrued by her but not taken. The payments under this Section 4(i)(a) shall be due and payable in lump sum immediately upon such termination of employment.

(b)

In lieu of any further base salary payments to Executive for periods subsequent to the date that the termination of Executive’s employment becomes effective, the Company shall pay as severance pay to Executive an amount equal to the total of (A) twelve (12) months salary for Executive as in existence immediately prior to such termination, plus (B) the Executive’s portion of the cost of insurance premiums for Executive under COBRA for the twelve months following termination. The payments under this Section 4(i)(b) shall be due and payable, at Executive’s option (x) in lump sum immediately upon termination of employment, or (y) in equal monthly payments until February of the year following the year of such termination of employment, at which time any unpaid amounts shall be due and payable in lump sum.

(ii)           Upon the termination of the employment of Executive pursuant to Section 2(ii) hereof, Executive shall be entitled to receive the benefits specified in this Section 4(ii).

(a)

The Company shall pay to Executive the amounts specified in Section 4(i)(a). The payments under this Section 4(ii)(a) shall be due and payable in lump sum immediately upon such termination of employment.

(b)

In lieu of any further base salary payments to Executive for periods subsequent to the date that the termination of Executive’s employment becomes effective, the Company shall pay as severance pay to Executive a lump-sum cash amount equal to two (2) times the annual total compensation of the Executive reported to the Internal Revenue Service by the Company, averaged over the three calendar years ending with the calendar year preceding that year in which such Change in Control occurs; subject, however, to the restriction that the Executive shall not be entitled to receive any amount pursuant to this Agreement which constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision or regulations promulgated thereunder. In case of uncertainty as to whether some portion of a payment might constitute an excess parachute payment, the Company shall initially make the payment to the Executive and Executive agrees to refund to the Company any amounts ultimately determined to be excess parachute payments. The payments under this Section 4(ii)(b) shall be due and payable in a single lump sum cash payment on the first day of the seventh month following termination of Executive’s employment.

(c)

The Company shall pay to Executive all legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement, including any and all expenses of arbitration in accordance with Section 11 below.

(d)	The exercisability or vesting, or both, of all stock options and other stock based benefits held by the Executive shall become and be accelerated and fully vested as of the date of such termination.

(iii)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise. The amount of any payment or benefit provided in this Section 4 shall not be reduced by any compensation earned by Executive as a result of any employment by another employer.

5.           Successors; Binding Agreement; Assignment.

(i)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated her employment after a Change in Control for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)         This Agreement is personal to Executive and Executive may not assign or transfer any part of her rights or duties hereunder, or any compensation due to her hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

6.           Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.           Notice. All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment) shall be in writing and shall be deemed to have been duly given when delivered personally, on the next day after deposited with a reliable next day courier service, or on the third business day after mailed by regular, certified or registered mail, return receipt requested, at the address of the other party, as follows:

If to the Company, to:

CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, MN 55416

If to Executive, to:

Kathleen P. Iverson
16887 Dewey Court
Eden Prairie, MN 55347

Either party hereto may change its address for purposes of this Section 7 by giving fifteen (15) days’ prior notice to the other party hereto.

8.           Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.           Headings. The headings in this Agreement are inserted for convenience or reference only and shall not be a part of or control or affect the meaning of this Agreement.

10.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.         Governing Law/Arbitration. This Agreement has been executed and delivered in the State of Minnesota and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance. Notwithstanding the foregoing, any dispute as to the occurrence of a “Change in Control,” or as to “Good Reason,” shall be settled by final and binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes in effect as of the date of this Agreement by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Minneapolis, Minnesota. The arbitrator is empowered to award damages in excess of compensatory damages.

12.         Entire Agreement. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof, including the Offer Letter; provided that, this Agreement shall not supersede or limit in any way Executive’s rights under any benefit plan, program or arrangements in accordance with their terms.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized officer, and Executive has hereunto set her hand, all as of the date first written above.

CyberOptics Corporation
By	/s/ STEVEN K. CASE
Its	Chairman

/s/ KATHLEEN P. IVERSON
Executive